Sample Employee Letter

December 1, 2003

«First_Name» «Last_Name»
«Address_1» «Address_2»
«City», «State» «Zip»

Dear  «First_Name»:

In accordance with the terms and conditions of the Midwest Express Holdings, Inc. 2003 All Employee Stock Option Plan (the “Plan”), you have been granted a Non-Qualified Stock Option to purchase shares of stock as outlined below. This stock option plan is being offered as one measure of recognition for your contribution to our company’s restructuring. This is one of many ways our company intends to Support Our People as we move into a new era of operations and a more profitable future.

Granted to:	«First_Name» «Last_Name»
«SSN»
Grant date:	November 21, 2003
Number of options granted:	«Rounded_Up»
Option price per share:	$2.89
Total cost to exercise these options:	«Cost_to_Exercise»
Expiration date:	August 21, 2013 (or earlier in the event of
termination of employment as described in the Plan
Summary)
Vesting Schedule:	33-1/3% -- upon date of grant
33-1/3% -- August 21, 2004 (if employed)
33-1/3% -- August 21, 2005 (if employed)

By my signature below, I hereby acknowledge receipt of these Options granted on the date shown above, which have been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan Summary, and I agree to comply with all of the terms and conditions of the Plan and Plan Summary.

Employee Signature:____________________________________________________________	Date:____________________
«First_Name» «Last_Name»

Please return one signed copy before January 30, 2004 to Stock Options in Human Resources-HQ22. Please retain the other copy for your personal records.

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.